CONSECO, INC. AND SUBSIDIARIES
                                                                    Exhibit 12.1
               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts - Consolidated Basis
              for the years ended December 31, 2001, 2000 and 1999
                              (Dollars in millions)

                                                                                    2001         2000       1999
                                                                                    ----         ----       ----

Pretax income (loss) from operations:
  Net income (loss)..........................................................    $ (405.9)   $ (1,191.2) $   595.0
  Add income tax expense (benefit)...........................................      (115.8)       (376.2)     423.1
  Add extraordinary (gain) loss on extinguishment of debt....................       (17.2)          5.0        -
  Add minority interest......................................................       119.5         145.3      132.8
  Add cumulative effect of accounting change.................................         -            55.3          -
                                                                                 --------    ----------  ---------

     Pretax income (loss) from operations....................................      (419.4)     (1,361.8)   1,150.9
                                                                                 --------    ----------  ---------

Add fixed charges:
  Interest expense on corporate debt, including amortization.................       369.5         438.4      249.1
  Interest expense on finance debt...........................................     1,205.9         996.1      254.7
  Interest expense on investment borrowings..................................        33.8          18.6       57.9
  Portion of rental (1)......................................................        22.1          23.5       20.3
                                                                                ---------    ----------  ---------

     Fixed charges...........................................................     1,631.3       1,476.6      582.0
                                                                                ---------    ----------  ---------

     Adjusted earnings.......................................................    $1,211.9    $    114.8   $1,732.9
                                                                                 ========    ==========   ========

         Ratio of earnings to fixed charges..................................          (2)           (4)     2.98X
                                                                                        =             =      =====

         Ratio of earnings to fixed charges, excluding interest expense on
           finance debt and investment borrowings............................          (2)           (4)     5.27X
                                                                                        =             =      =====

Fixed charges................................................................    $1,631.3     $ 1,476.6   $  582.0
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries (divided by the ratio of income before minority
  interest and extraordinary charge to pretax income)........................        19.8          17.0        2.4
Add distributions on Company-obligated mandatorily redeemable
  preferred securities of subsidiary trusts..................................       183.9         223.6      204.3
                                                                                 --------     ---------   --------

     Fixed charges...........................................................    $1,835.0     $ 1,717.2   $  788.7
                                                                                 ========     =========   ========

     Adjusted earnings.......................................................    $1,211.9    $    114.8   $1,732.9
                                                                                 ========    ==========   ========

         Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable
           preferred securities of subsidiary trusts.........................          (3)           (5)     2.20X
                                                                                        =             =      =====

         Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts, excluding interest expense on finance debt and
           investment borrowings.............................................          (3)           (5)     2.98X
                                                                                        =             =      =====





--------------------
  (1)   Interest portion of rental is estimated to be 33 percent.
  (2) For such ratios, adjusted earnings were $419.4 million less than fixed charges. Adjusted earnings for the year ended December 31, 2001, included: (i) special and impairment charges of $488.8 million; and (ii) provision for losses related to loan guarantees of $169.6 million, as described in greater detail in the notes to the accompanying consolidated financial statements.
  (3) For such ratios, adjusted earnings were $623.1 million less than fixed charges. Adjusted earnings for the year ended December 31, 2001, included: (i) special and impairment charges of $488.8 million; and (ii) provision for losses related to loan guarantees of $169.6 million, as described in greater detail in the notes to the accompanying consolidated financial statements.
  (4) For such ratios, adjusted earnings were $1,361.8 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included: (i) special and impairment charges of $1,215.0 million; and
        (ii) provision for losses related to loan guarantees of $231.5 million, as described in greater detail in the notes to the accompanying consolidated financial statements.
  (5) For such ratios, adjusted earnings were $1,602.4 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included; (i) special and impairment charges of $1,215.0 million; and
        (ii) provision for losses related to loan guarantees of $231.5 million, as described in greater detail in the notes to the accompanying consolidated financial statements.

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